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                                                                     EXHIBIT 2.5

     PRICE GUARANTY AGREEMENT dated September 1, 1998 (the "Closing Date") between 1304516 Ontario Inc., an Ontario corporation ("Seller"), and AgriBioTech, Inc., a Nevada corporation ("ABT").

                                R E C I T A L S:

     A. Rothwell Seeds International Company ("Buyer") has agreed to purchase from the Seller an aggregate of 4,300 Class A Shares and 100 voting shares of Oseco Inc., an Ontario corporation (the "Company"), pursuant to a Stock Purchase Agreement dated September 1, 1998 (the "Stock Purchase Agreement") among the Seller, Gabriel A. Eros and Mary E. Eros (the "Shareholders"), Buyer and ABT.

     B. Pursuant to Section 3(a) of the Stock Purchase Agreement, ABT will deliver to the Seller 100,000 shares of the common stock, par value $.001, of ABT (the "ABT Shares").

     C. Pursuant to Section 3(c) of the Stock Purchase Agreement, Seller and the Shareholder have entered into a Lock-Up Agreement (the "Lock-Up Agreement") pursuant to which they have agreed that Seller will not sell, transfer or otherwise dispose of the ABT Shares, except as specified in the Lock-Up, Agreement and, pursuant to Section 3(d) of the Stock Purchase Agreement, ABT has agreed to enter into this Price Guaranty Agreement with Seller.

     Accordingly, in consideration of the foregoing recitals and the mutual covenants contained in this Agreement, the parties hereto hereby agree as follows:

     (1) (a) ABT agrees to pay to Seller any deficiency in the Net Proceeds from sales by Seller of the ABT Shares in accordance with the terms of the Lock-Up Agreement, provided that all of the ABT Shares are sold by June 1, 1999, or such later date as all the ABT Shares are sold if sales are delayed by interruption of trading or any other factor not the fault of Seller, and copies of sale confirmations and other documentation have been provided to ABT by Seller as required by the Lock-Up Agreement. In the event that Seller has not sold all the ABT Shares by October 15, 1998 as a result of an interruption of trading or any other factor not the fault of Seller, Seller may declare ABT in default hereunder; ABT shall pay the Seller in cash any deficiency in the Net Proceeds within 10 days of such declaration of default and Seller shall return to ABT all remaining ABT Shares. If ABT fails to make such cash payment within 10 days of the declaration of a default, Seller may exercise its rights to foreclose on the collateral under the Security Agreement (as defined in the
Stock Purchase Agreement).   As used herein, "Net Proceeds" means the remainder
of subtracting customary sales commission and applicable stock transfer and sales taxes from the gross sales price of the ABT Shares sold pursuant to the Lock-Up Agreement.

          (b) ABT's obligations hereunder will be secured by a first priority security interest, whenever reasonably possible, on the fixed assets and equipment of
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the Company pursuant to the terms of a security agreement between the Company and Seller.

     (2) (a) The Net Proceeds shall be determined within 15 days following June 1, 1999.

          (b) Subject to the provisions of the Stock Purchase Agreement and the Lock- Up Agreement, to the extent that the Net Proceeds from sales of ABT Shares pursuant to the Lock-Up Agreement are less then $2.06 million, ABT will pay to the Seller cash in an amount equal to any such deficiency on September 1, 1999, plus interest from June 30, 1998 at a rate of 8% per annum.

          (c) To the extent that the Net Proceeds from sales of ABT Shares pursuant to the Lock-Up Agreement exceed $2.06 million, Seller will pay to ABT cash in an amount equal to such surplus within 15 business days after June 1, 1999.

          (d) Seller shall prepare and deliver to ABT within 15 days after June 1, 1999 a cumulative statement, supported by documentation, reflecting all sales of ABT Shares by Seller pursuant to the Lock-Up Agreement and the Net Proceeds from all such sales.

          (e) In the event that the Seller or the Shareholders offer, sell, transfer or otherwise dispose of the ABT Shares in violation of the Lock-Up Agreement, (i) ABT's obligations hereunder will immediately terminate, and (ii) all proceeds in excess of U.S. $15.75 per share from all sales of ABT Shares regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default shall promptly be paid in cash to ABT in accordance with the terms of the Lock-Up Agreement.

     (3) Subject to Section 6, this Agreement shall enure to the benefit of and be binding upon ABT, its successors and assigns, and Seller, its successor and assigns.

     (4) Should any provision of this Agreement, for any reason whatsoever, be determined by a count of competent jurisdiction or arbitrator to be invalid, illegal, or incapable of being enforced, in whole or in part, such determination shall not affect the validity of the remaining provisions, which will remain in full force and effect as if this Agreement had been executed with the invalid portion thereof deleted.

     (5) This Agreement shall be governed by, construed and enforced in accordance with the internal substantive laws of the State of Nevada without giving effect to the choice of law rules thereof.

     (6) This Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

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     (7)  (a)  All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, sent by facsimile transmission (confirmed by a "hard copy" sent by mail or overnight courier), recognized national overnight courier or by deposit in the mail, postage prepaid, by express or priority mail, return receipt requested, addressed to the party to be notified at the address set forth below:

     (i)  if to the Seller to:

          Gabriel A. Eros
          R.R. #1
          Norval, Ontario  L0P IK0
          Telecopier:  (905)877-3312

          with a copy to:

          Holmested & Sutton
          Suite 1201
          4 King Street West
          Toronto, Ontario  M5H 1B6
          Attention:  Linton W. Scott, Q.C.
          Telecopier No.:  (416)364-9918

     (ii) if to the Buyer or ABT to:

          AgriBioTech, Inc.
          120 Corporate Park Drive
          Henderson, Nevada  89014
          Attention:  Johnny R. Thomas, CEO
          Telecopier No.:  (888) 800-4841

          with a copy to:

          Snow Becker Krauss P.C.
          605 Third Avenue
          New York, New York  10158
          Attention:  Elliot H. Lutzker, Esq.
          Telecopier No.:  (212) 949-7052

     (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

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     (8)  In the event that ABT fails to make a payment to Seller required to be made by it hereunder within 30 days after receipt of written notice from Seller demanding such payment and Seller has fully complied with its obligations hereunder, under the Stock Purchase Agreement and the Lock-Up Agreement, ABT shall be in default under this Agreement with respect to such payment. Upon such default by ABT, Seller may declare a default under the Security Agreement and pursue all remedies to which it is entitled.

     (9) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such provisions, terms and conditions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     (10) All references herein to "$" or "dollars", unless otherwise indicated, means currency of the Government of Canada which is legal tender for the payment of public and private debts.

     (11) Any dispute hereunder shall be resolved in accordance with Section 20 of the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Guarantee as of the day and year first written above.

                                 1304516 ONTARIO INC.

                                 By: /s/ Gabriel A. Eros
                                     ------------------------------------
                                     Gabriel A. Eros, President


                                 AGRIBIOTECH, INC.

                                 By: /s/ Kathleen L. Gillespie
                                     ------------------------------------
                                     Kathleen L. Gillespie
                                     Vice President


     To induce AgriBioTech, Inc. to enter into the foregoing Price Guaranty Agreement with 1304526 Ontario, Inc., in which the undersigned have a substantial financial interest and in consideration of other consideration, the receipt and sufficiency of which they hereby acknowledge, the undersigned agree, jointly and

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severally, to take all action that may be necessary or expedient to cause such corporation to perform and comply with its obligations thereunder.

                                  /s/ Gabriel A. Eros
                                 --------------------------------------
                                 Gabriel A. Eros

                                  /s/ Mary E. Eros
                                 --------------------------------------
                                 Mary E. Eros